Exhibit 4.2(b)

June 5, 2015

Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-0001
Attention: Corporate Trust Administration

Re:    Notice of Removal of Administrators and Appointment of Replacements
Ladies and Gentlemen:
The following notice is given pursuant to Section 4.7 of the Amended and Restated Declaration of Trust for NB&T Statutory Trust III (the “Trust”), dated and effective as of June 25, 2007 (the “Declaration of Trust”).
We make reference to:  (i) the Indenture, dated as of June 25, 2007 (the “Indenture”), originally between NB&T Financial Group, Inc., an Ohio corporation (the “Predecessor Company”), and Wilmington Trust Company, a Delaware trust company (the “Trustee”); (ii) the First Supplemental Indenture, dated June 5, 2015 and made to be effective as of 6:00 p.m., Eastern Standard Time, on March 6, 2015, between Peoples Bancorp Inc., an Ohio corporation (the “Company”), and the Trustee; and (iii) the Declaration of Trust.
With immediate effect, the Company (in its capacity as the Holder of the Common Securities) hereby removes each of Craig F. Fortin and John J. Limbert as an Administrator of the Trust.
Further, the Company hereby appoints M. Ryan Kirkham, Edward G. Sloane and Charles W. Sulerzyski to serve as successor Administrators of the Trust (the “Successor Administrators”), and the Successor Administrators hereby accept appointment to such positions, from and after the date of this notice, as evidenced by their signatures below.
Capitalized terms used herein and not otherwise defined are used as defined in the Declaration of Trust. This notice may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.
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This Notice of Removal of Administrators and Appointment of Replacements is given and is effective as of the date first referenced above.

SUCCESSOR ADMINISTRATORS: By: /s/ M. Ryan Kirkham Name: M. Ryan Kirkham By: /s/ Edward G. Sloane Name: Edward G. Sloane	By: /s/ Charles W. Sulerzyski Name: Charles W. Sulerzyski
COMPANY: PEOPLES BANCORP INC. By: /s/ Charles W. Sulerzyski Name: Charles W. Sulerzyski Title: President and CEO